ePlus inc.
FY 2009 Executive Incentive Plan

1.	Purpose

The ePlus inc. Executive Incentive Plan (the “Plan”) is designed to provide additional incentive for Executive employees of ePlus inc. (the “Company”) and its subsidiaries by awarding performance-based cash incentive compensation.  Such awards will be designed to retain or attract, and to provide additional incentive to Executives having regard for their individual performance, business unit performance, contributions to the Company and other appropriate considerations.

2.	Administration

(a) The Plan shall be administered by the ePlus Compensation Committee which consists of select members of the Board of Directors of the Company, each of whom qualifies as a “non-employee director”” within the meaning of Rule 16b-3 (“Rule 16b-3”) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (directors meeting both such requirements being hereinafter referred to as “Qualified Directors”), which Compensation Committee shall be composed of not less than the minimum number of Qualified Directors from time to time required by Rule 16b-3 or Section 162(m).  The Compensation Committee shall have full authority to establish rules for the administration of the Plan and to make administrative decisions regarding the Plan or awards hereunder.  The Compensation Committee may delegate its functions hereunder to the extent consistent with applicable law.

(b)  Determination binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Compensation Committee, may be made at any time, and shall be final, conclusive, and binding upon all person, including the Company, any subsidiary, any participant, any holder or beneficiary of any award, and any employee of the Company or any subsidiary.

3.	Awards

(a) Determination of Participation and Award Amounts.  The Compensation Committee will determine participants in the Plan and the terms and amounts of each participant’s minimum, target and maximum award opportunities hereunder.

(b) Award Type.  Incentives shall be awarded in the form of annual cash payments of specified percentages of base salary, which are paid based upon the achievement of pre-established annual corporate, unit and/or individual performance objectives.

(c) Earning Awards.  Awards shall be paid hereunder to the extent the Company and the participant, achieve Performance Goals as specified by the Compensation Committee consistent with Section 8(c).  Each participant's award opportunity shall be computed based upon a percentage of such participant's annual base salary and shall be denominated in cash in a proportion as determined by the Compensation Committee.  Each award agreement will identify the minimum, target and maximum levels of performance required for payment of the related award.

(d)  Award Period.  The Compensation Committee shall fix the period during which performance is to be measured and the time at which the value of the Annual Incentive is to be paid.

4.	Participants

Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or from receiving any other compensation provided.  Neither the Plan nor any action taken thereunder  shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary, nor shall any person (including participants in a prior year) be entitled as of right to be selected as a participant in the Plan any subsequent year.

5.	Amendment/Termination of the Plan

The Compensation Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that if in the judgment of the Committee such amendment or other action would have a material effect on the Plan, such amendment or other action must be taken by the Board of Directors.

6.	Termination of Employment; Transfer Restrictions

(a)  In the event of a conflict between this Executive Incentive Plan and an individual’s Employment Agreement, the terms of the Employment Agreement shall prevail. Furthermore, the Employment Agreement shall control in any matter on which this Executive Incentive Plan is silent.

(b) If a participant’s employment with the Company terminates due to death, disability or retirement, the Compensation Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be,  up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant’s employment with the Company so terminated, and the denominator of which is the number of months in such performance period.

(c) No award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution.  Each award, and each right under any award, shall be payable only to the participant, or, if permissible under applicable law, to the participant’s guardian or legal representative and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

7.	Effectiveness

The Plan shall become effective on the date it is approved by the current sitting Chairman of the Compensation Committee as indicated by his signature on this plan document (the “Effective Date”).

8.	Criteria

(a) Covered Employees.  The provisions of this Section 8 shall be applicable to awards under the Plan to “Covered Employees” if the Compensation Committee so provides at the time of grant (such awards being referred to as “Covered Awards”).  For purposes of this Section 8, “Covered Employees” means participants in the Plan who are designated by the Committee prior to the grant of an award hereunder who are, or are expected to be at the time taxable income will be realized with respect to the award, “Covered Employees” with the meaning of Section 162(m) of the Code.

(b) Determinations.  Covered Awards shall be made subject to the achievement of one or more pre-established Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time.  Notwithstanding any provision of the Plan to the contrary, the Compensation Committee shall not have discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to Covered Awards after the Performance Goals have been established; provided, however, that the Compensation Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any Covered Award.

(c) Performance Goals.  “Performance Goals” under the Plan will be established by the Compensation Committee prior to the time the grant is made and is based upon the attainment of targets expressed in both the financial performance and the individual performance (MBO) components of the plan.

(d) Written Certification; Maximum Annual Award.  No payment shall be made pursuant to a Covered Award unless and until the Compensation Committee shall have certified in writing that the applicable Performance Goals have been attained.  The maximum amount payable pursuant to a particular Covered Employee for any fiscal year shall be $500,000.

(e) Deferrals.  The Compensation Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of awards under the Plan.

(f) Composition of the Compensation Committee.  Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Compensation Committee shall consist of at least three members of the Board, each of whom is an “outside director” within the meaning of Section 162(m).